UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
__________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  June 28, 2018

SOLBRIGHT GROUP, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-27587	22-3586087
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Gateway Center, 26th Floor Newark, NJ 07102
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code:	(973) 339-3855
N/A
(Former Name of Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.     Entry into a Material Definitive Agreement.

On June 28, 2018, Solbright Group, Inc., a Delaware corporation (the “Company”), entered into Note Purchase Agreements (the “Purchase Agreements”) with certain “accredited investors” (collectively, the “Holders”), pursuant to which the Holders will purchase 10% Secured Convertible Promissory Notes of the Company (the “Convertible Notes”) in the aggregate principal amount of up to $5,000,000 (the “Note Purchase and Sale Transaction”). The Company will use the net proceeds from the sale of the Convertible Notes to repay certain of the Company’s existing indebtedness and for working capital and general corporate purposes.

The Convertible Notes will have an aggregate principal balance of up to $5,000,000, and a stated maturity date of December 31, 2018. The principal on the Convertible Notes bears interest at a rate of 10% per annum, which is also payable on maturity. Upon the occurrence of an event of default, the interest rate will increase by an additional 10% per annum. Amounts due under the Convertible Notes may be converted into shares (“Conversion Shares”) of the Company’s common stock, $0.0001 par value per share (“Common Stock”) at any time at the option of the Holders, or automatically upon the occurrence of certain events, at a conversion price of $1.00 per share (the “Conversion Price”). Upon the occurrence of an event of default under the terms of the Convertible Notes, and the passage of 15 business days following the Holders giving notice of such event of default to the Company, the entire unpaid principal balance of the Convertible Note, together with any accrued and unpaid interest thereon, will become due and payable, without presentment, demand, or protest of any kind. The Conversion Price and number of shares issuable upon conversion of the Convertible Notes is subject to adjustment from time to time for subdivision or consolidation of shares, or upon the issuance by the Company of additional shares of Common Stock, or common stock equivalents, at a price lower than the Conversion Price while the Convertible Notes are outstanding, or other standard dilutive events. The Company has agreed to provide the Holders with registration rights covering the Conversion Shares.

In connection with the issuance of the Convertible Notes, the Company entered into a Pledge Agreement with the Holders, pursuant to which the Company granted the Holders, a security interest in 100% of the shares of the Company’s subsidiaries. All of the Convertible Notes issued under the Purchase Agreements rank pari passu with all other Convertible Notes issued in connection with the Note Purchase and Sale Transaction.

The Company used approximately $3,400,000 of the net proceeds from the Note Purchase and Sale Transaction to repay outstanding indebtedness and other obligations owing from the Company to certain existing noteholders (the “Existing Noteholders”) under convertible notes the Company issued to such Existing Noteholders (the “Existing Notes”) pursuant to Note Purchase Agreements between the Company and the Existing Noteholders, as amended, extended, restated, modified or supplemented. The Company also exchanged the remaining $1,113,437 due under certain of the Existing Notes for (a) an aggregate of 1,200,000 shares of the Company’s Common Stock, (b) additional warrants to purchase an aggregate of 900,000 shares of the Company’s Common Stock, at an exercise price of $0.38 per share, and (iii) replacement convertible promissory notes in the aggregate principal amount of $700,000, convertible into shares of the Company’s Common Stock at a price of $1.00 per share.

In addition, the Company entered into a commitment letter with one of the Existing Noteholders, pursuant to which, in consideration for the Company’s issuance to such Existing Noteholder of 1,500,000 restricted shares of the Company’s Common Stock, the Existing Noteholder agreed to provide the Company with up to $2,500,000 of additional funding, subject to mutual acceptance of such funding, before December 31, 2018.

Item 2.03.	Creation of Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Reference is made to the disclosure set forth under Item 1.01 above, which disclosure is incorporated herein by reference.

Item. 3.02.	Unregistered Sales of Equity Securities.

Reference is made to the disclosure set forth under Item 1.01 above, which disclosure is incorporated herein by reference.

The issuance of the securities in connection with these transactions is exempt from registration under Section 4(a)(2) and/or Rule 506 of Regulation D as promulgated by the SEC under of the Securities Act of 1933, as amended, as transactions by an issuer not involving any public offering.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 5, 2018	SOLBRIGHT GROUP, INC. By: /s/ Terrence DeFranco Name: Terrence DeFranco Title: President and Chief Executive Officer

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